Exhibit 10.24


                  AGREEMENT REGARDING RETIREMENT BENEFITS
                          OF ARTHUR A. TORRELLAS



          WHEREAS, Arthur A. Torrellas ("Executive") has been employed by Beckman Instruments, Inc. ("Company") for approximately 16 years; and

          WHEREAS, the Executive and the Company wish to provide an incentive for the Executive to continue to remain employed by, and provide unique international expertise to, the Company through October, 1995, and to provide for an enhanced retirement benefit should he retire October 31, 1995,

          NOW, THEREFORE, this Agreement between the Company and the Executive ("Agreement") is hereby adopted this 1st day of December, 1993.

          1. Retirement Supplement. If Executive retires October 31, 1995, his aggregate pension benefit from the Beckman Instruments, Inc. Pension Plan ("Pension Plan") and the Beckman Instruments, Inc. Supplemental Pension Plan ("Supplemental Plan") shall be increased by 38%. The 38% increase shall be calculated by first calculating the aggregate single life benefit payable to Executive from the Pension Plan and the Supplemental Plan. Such aggregate amount shall be increased by 38%. The increase shall be payable from the Supplemental Plan (along with any other benefits which would otherwise be payable from the Supplemental Plan). The benefit payable from the Pension Plan shall not be changed. If an optional form of benefit is elected by Executive pursuant to the terms of the Pension Plan and the Supplemental Plan, then the amount of the optional form of benefit shall be calculated by using the single life benefit after the increase described above.
Accordingly, the 38% increase in benefits shall be reflected in any optional form of benefit.

          2. Voluntary Termination Before or After October 31, 1995. The increase referred to in paragraph 1 does not apply if Executive, before October 31, 1995, or after October 31, 1995, voluntarily terminates employment (retires). The benefit payable under such circumstances would be the benefit normally payable from the Pension Plan and the Supplemental Plan.

          3. Surviving Spouse Benefit. Under the Pension Plan and the Supplemental Plan, a surviving spouse benefit is payable if Executive dies while employed and while married for at least one year on the date of his death. If Executive dies prior to October 31, 1995 while still an active employee, then the aggregate surviving spouse benefit under the Pension Plan and the Supplemental Plan shall be increased by 38%. The increase shall be calculated according to the method set forth in paragraph 1. If Executive dies after the enhanced retirement benefits described in paragraph 1 commence, then the method of calculation set forth in paragraph 1 will result in the increased benefit applying to the survivor portion (if any) of the optional form of benefit (if any) elected by Executive. For example, if Executive elected a joint and survivor benefit with his surviving spouse as the contingent annuitant, then the payments which are continued to his surviving spouse after his death would reflect the increase described in paragraph 1.

          4. Termination by Company. If, prior to October 31, 1995, the Company terminates Executive, other than for "Cause" (as defined in the Change of Control Agreement dated as of May 1, 1989), then the 38% increase to Executive's aggregate benefit referred to in paragraph 1 shall apply, calculated according to the benefit earned by Executive under the Pension Plan and the Supplemental Plan through the date of Executive's termination of employment. The increase shall not apply if Executive is terminated at any time for "Cause," or at any time after October 31, 1995.

          5. No Competition. The increased benefits referred to in this Agreement shall not be payable if, within one year of Executive's termination of employment, he engages in business activities, as an employee or otherwise, which the Company reasonably determines are in competition with the Company. If the Company determines that the competition prohibited by this paragraph has occurred during such one year period, the Company shall (1) suspend further payment of the increased portion of the benefits, and (2) offset against future benefit payments from the Supplemental Plan the increased portion of any benefits which had previously been paid to Executive.

          6. This Agreement shall be considered an exhibit to the Supplemental Plan and shall constitute an official plan document for the Supplemental Plan.

          7. This Agreement shall be construed in accordance with applicable federal law, and to the extent that state law is not preempted by federal law, according to the laws of the State of California.

          8. This Agreement shall not modify any of the terms and conditions of Executive's employment except as explicitly set forth herein.

          9. This Agreement is the entire agreement between the parties and supercedes any and all prior and contemporaneous oral and written agreements and discussions regarding the subject of enhanced retirement benefits discussed herein. The parties may only amend this Agreement by the mutual execution of a document referencing this Agreement and pursuant to a resolution of the Company's Board of Directors approving such amendment.

          This Agreement is entered into this 20th day of December, 1993.

                                   EXECUTIVE

                                   By   ARTHUR A. TORRELLAS
                                        Arthur A. Torrellas



                                   COMPANY
                                   BECKMAN INSTRUMENTS, INC.

                                   By   JOHN P. WAREHAM
                                        John P. Wareham
                                   Its  President